Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Signet Group plc

We consent to the incorporation by reference in the registration statements (No. 333-12304, 333-9634, 333-8764 and 033-42119) on Form S-8 of Signet Group plc of our report dated 6 April 2005, with respect to the consolidated balance sheets of Signet Group plc and subsidiaries as at 29 January 2005 and 31 January 2004, and the related consolidated profit and loss accounts, consolidated cash flow statements, consolidated statements of total recognised gains and losses and consolidated shareholders’ funds statements for the 52 week periods ended 29 January 2005, 31 January 2004 and 1 February 2003, which report appears in the Annual Report on Form 20-F of Signet Group plc for the 52 weeks ended 29 January 2005.

Our report refers to the adoption of Application Note (G) of FRS 5 ‘Reporting the Substance of Transactions’ resulting in the restatement of the financial position of Signet Group plc and subsidiaries as at 31 January 2004 and the results of operations and cash flows for the 52 week periods ended 31 January 2004 and 1 February 2003. Our report also refers to the restatement of the US GAAP information as at 31 January 2004 and 1 February 2003 and for the 52 week periods ended 31 January 2004 and 1 February 2003 for corrections related to revenue recognition attributable to extended service agreements and lease accounting.

/s/ KPMG Audit Plc

KPMG Audit Plc
London, England
May 3, 2005